Exhibit 99.3

SAIFUN SEMICONDUCTORS LTD.

2003 SHARE OPTION PLAN

(As Amended and Restated Effective March 18, 2008)

Effective March 18, 2008, the Saifun Semiconductors Ltd. 2003 Share Option Plan (the “Plan”) and the outstanding Awards under the Plan as of that date were assumed by Spansion Inc., a Delaware corporation (“Spansion”), pursuant to the Agreement and Plan of Merger and Reorganization dated as of October 7, 2007 and amended as of December 12, 2007 by and among Spansion and Saifun Semiconductors Ltd, an Israeli company (“Merger Agreement”). As of such date, all references in the Plan to the “Company” shall be references to Spansion, all references in the Plan to “Shares” shall be references to the common stock of Spansion, and all share limits set forth in the Plan shall be adjusted in accordance with the exchange ratios applicable to outstanding awards under the Plan set forth in the Merger Agreement.

A. NAME, PURPOSE AND DEFINITIONS

1. Name:

This plan, as amended from time to time, shall be known as Saifun Semiconductors Ltd. 2003 Share Option Plan (the “Plan”).

2. Purpose; Definitions:

2.1. The purpose and intent of the Plan is:

2.1.1. to enable the Company and its Subsidiaries (each as defined below) to retain the services of key individuals considered essential to the long-range success of the Company by offering them an opportunity to own shares in the Company;

2.1.2. to provide an additional incentive to employees, directors, consultants, and certain other service providers of the Company and its Subsidiaries to further the growth, development and financial success of the Company by giving such individuals the opportunity to own shares of the Company which recognize such growth, development and financial success, and

2.1.3. to enable the Company to grant tax-favored equity awards in the United States, Israel and other countries, as may be determined from time to time.

2.2. For the purposes of the Plan, the following terms shall have the following meanings:

2.2.1. “Annual Award Limit” has the meaning ascribed to it in Section 6.2.

2.2.2. “Award” means a right granted under the Plan to an Optionee, Recipient or Purchaser, as applicable, by the Company, which may be in the form of Options, Restricted Stock Units or Restricted Stock.

2.2.3. “Award Agreement” means an agreement, in written or electronic format, in a form determined by the Committee between the Company and an Optionee, Purchaser or Recipient evidencing terms and conditions consistent with the Plan that are applicable to Awards under the Plan to such Optionee, Purchaser or Recipient.

2.2.4. “Board” means the Board of Directors of the Company.

2.2.5. “Cause” means a termination of a Participant’s service by the Company or a Subsidiary, as applicable, due to (i) breach of the Participant’s duty of loyalty towards the Company or a Subsidiary, including breach of a confidentiality obligation, (ii) breach of the Participant’s duty of care towards the Company or a Subsidiary, (iii) the Participant has committed any flagrant criminal offense, (iv) the Participant has committed a fraudulent act towards the Company or a Subsidiary or (v) the Participant caused intentionally, by act or omission, any financial damage to the Company or a Subsidiary.

2.2.6. “Chair” means a member of the Committee designated as chairperson, as set forth in Section 3.2.

2.2.7. “Change in Control” means any of the following shareholder-approved transactions to which the Company is a party:

(a)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction (i) the principal purpose of which is to change the jurisdiction in which the Company is incorporated, form a holding company or effect a similar reorganization as to form and (ii) whereupon this Plan and all Options and shares of Restricted Stock are assumed or substituted by the successor entity;

(b)	the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a), above; or

(c)	any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

2.2.8. “Code” means the Internal Revenue Code of 1986, as amended.

2.2.9. “Committee” means the committee, if any, appointed by the Board to administer the Plan in accordance with Section 3.1.

2.2.10. “Company” means Spansion Inc., a Delaware Corporation.

2.2.11. “Controlling Shareholder” has the same meaning ascribed to it in Section 32(9) of the Israeli Income Tax Ordinance, as amended (“Tax Ordinance”).

2.2.12. “Disability” means (i) complete and permanent inability, due to illness or injury, to perform the duties of the Participant’s engagement at such time when the disability commenced, as determined by the Committee based on medical evidence acceptable to it; (ii) with respect to an ISO or NQSO, total and permanent disability as defined in Section 22(e)(3) of the Code.

2.2.13. “Exercise Price” means the purchase price per share for the Shares underlying the Option or the Stock Award Right, as applicable, as set forth in the Option Agreement, or in the Restricted Stock Award Agreement, as applicable.

2.2.14. “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(a) the closing price of a Share on the NASDAQ or a successor quotation system on such date, or if Shares were not traded on such date, then on the trading date immediately preceding such date, as reported on NASDAQ or a successor quotation system, or

(b) if the Shares are not publicly traded on NASDAQ or a successor quotation system, the Fair Market Value of a Share as established by the Committee acting in good faith.

Without derogating from the foregoing, in the case of Section 102(b)(2) Option and/or Restricted Stock, the Fair Market Value of a Share at grant shall be the greater of (a) and (b), above, or as determined in accordance with the provisions of Section 102(b)(3) of the Tax Ordinance, but solely for the purpose of determining the Participant’s tax liability.

2.2.15. “Independent Director” means a member of the Board who is not an employee of the Company.

2.2.16. “ISO” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

2.2.17. “Lock-up Period” with respect to a Section 102(b) Option and/or Restricted Stock, means the period during which the Trustee shall be required to hold such Option and/or any Shares issued upon exercise or vesting thereof and/or any Restricted Stock in trust for the benefit of the Participant, in accordance with Section 102, and pursuant to the tax route which the Company elects.

2.2.18. “NQSO” means an Option that does not qualify as an ISO.

2.2.19. “Option” means a right to purchase Shares granted under Section 7, and subject to the terms specified in the Plan. An Option granted under the Plan, shall be, as determined by the Committee: (a) an ISO, (b) a NQSO, (c) a Section 3(i) Option, (d) a Section 102(b) Option, (e) an Other Section 102 Option, or (f) an Option granted under any other tax regime.

2.2.20. “Optionee” means a person who has been granted an Option under the Plan.

2.2.21. “Other Section 102 Option” means an Option and/or Restricted Stock granted under the terms of Section 102 of the Tax Ordinance, excluding Section 102(b) Options.

2.2.22. “Participant” means an Optionee, Recipient or a Purchaser, as applicable.

2.2.23. “Public Trading Date” means the first date upon which Shares are listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.2.24. “Purchaser” means a person who has been granted Restricted Stock in accordance with Section 11 below and the provisions of his or her Restricted Stock Award Agreement.

2.2.25. “Recipient” means a person who has been granted Restricted Stock Units under the Plan.

2.2.26. “Restricted Stock” means ordinary shares acquired by a Purchaser in accordance with Section 11 of the Plan subject to restrictions on transfer and/or the right of repurchase by and to the Purchaser, as described in Section 11. Restricted Stock shall cease to be Restricted Stock at the time that such restrictions and risks of forfeiture lapse in accordance with the terms of the Restricted Stock Award Agreement or the Plan.

2.2.27. “Restricted Stock Unit” represents a promise by the Company of a share of stock after all applicable restrictions, including vesting restrictions, are met.

2.2.28. “Rule 16b-3” means that certain Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended.

2.2.29. “Section 3(i)” means that certain Section 3(i) of the Tax Ordinance, as amended.

2.2.30. “Section 102” means that certain Section 102 of the Tax Ordinance, and any regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, all as amended from time to time.

2.2.31. “Section 3(i) Option” means an Option granted under the terms of Section 3(i).

2.2.32. “Section 102(b) Route Election” means the right of the Company to choose either the “Capital Route” (as set under Section 102(b)(2)), or the “Ordinary Income Route” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Tax Ordinance as further specified in Section 7.3 below.

2.2.33. “Section 102(b) Award” means an Award intended to qualify, under the provisions of Section 102(b) of the Tax Ordinance (including the Section 102(b) Route Election), as either a:

(a) “Section 102(b)(1) Award” for the special tax management under the “Ordinary Income Route,” or

(b) “Section 102(b)(2) Award” for the special tax management under the “Capital Route.”

2.2.34. “Share” means the ordinary share, par value USD $0.01, of the Company.

2.2.35. “Subsidiary” means any corporation (other than the Company) in which the Company directly or indirectly owns shares possessing fifty (50%) percent or more of the total combined voting power of all classes of shares in such corporation. In the case of an ISO, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

2.2.36. “Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended.

2.2.37. “Ten Percent Shareholder” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any parent or Subsidiary.

2.2.38. “Trust Agreement” means a written agreement between the Company and the Trustee, which sets forth the terms and conditions of the trust and is in accordance with the provisions of Section 102.

2.2.39. “Trustee” means a person or an entity, appointed by the Committee and approved in accordance with the provisions of Section 102, to hold in trust on behalf of the Participants the granted Options, or upon exercise thereof the underlying Shares or shares of Restricted Stock, as well as all additional rights granted in connection therewith, in accordance with the provisions of Section 102.

B. GENERAL TERMS AND CONDITIONS OF THE PLAN

3. Administration:

3.1. The Board or a Committee appointed by the Board for such purpose shall have the power to administer the Plan. Notwithstanding the foregoing, however, from and after the Public Trading Date, with respect to Award grants under the Plan that are intended to comply with Rule 16b-3 and/or Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder, the Plan shall be administered by a Committee of the Board and shall consist solely of two or more Independent Directors each of whom is both an “outside director” within the meaning of Section 162(m) of the Code, and a “non-employee director” within the meaning of Rule 16b-3. Notwithstanding the foregoing, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever. Members of the Committee(s) shall serve at the pleasure of the Board. The Board may abolish the Committee(s) at anytime and revert in the Board the administration of the Plan. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

3.2. The Committee shall select one of its members as Chair and shall hold its meetings at such times and places as it shall determine. Actions taken at a meeting of the Committee at which a majority of its members are present or acts reduced to or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

Subject to applicable laws and regulations, members of the Committee shall be eligible to receive Awards under the Plan while serving on the Committee.

3.3. Subject to the general terms and conditions of this Plan, the Committee shall have full power and authority, at all times, to: (i) recommend persons who are to be granted Awards under the Plan; (ii) determine, consistent with the Plan, the terms and provisions of all Award Agreements for use under the Plan (which need not be identical) including, but not limited to, the number of Shares to be covered by an Award, the method of payment of an Exercise Price, where applicable, the time or times when and the extent to which an Option shall be vested and may be exercised, the restrictions which shall apply to Restricted Stock Units and the restrictions and Restricted Period (as defined below) which shall apply to shares of Restricted Stock as further detailed in Section 11 and the nature and duration of restrictions as to transferability or restrictions constituting a substantial risk of forfeiture; (iii) accelerate the right of an Optionee to exercise, in whole or in part, any Option or extend such right; (iv) interpret the provisions of the Plan and Award Agreements and supervise the administration of the Plan; (v) accelerate the vesting of Restricted Stock and Restricted Stock Units or extend such vesting; (vi) if required under 2.2.14(b), above, determine the Fair Market Value of the Shares; (vii) designate Awards as Section 3(i) Awards, Section 102(b)(1) Awards, Section 102(b)(2) Awards, Other Section 102 Awards, ISOs, NQSOs or other type of Award; (viii) amend the Plan from time to time in order to qualify for tax benefits applicable under U.S. and Israeli laws; (ix) make a Section 102(b) Route Election (subject to the limitations set under Section 102(g)); (x) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and (xi) determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. In determining the number of Shares covered by the Awards to be granted to each recipient, the Committee may consider, among other things, the nature of services provided by the recipient, the recipient’s salary and/or the duration of his service or employment by the Company.

3.4. The Committee may from time to time adopt such rules and regulations for carrying out the Plan, as it may deem best. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted thereunder.

3.5. The interpretation and construction by the Committee of any provision of the Plan or of any Award hereunder shall be final and conclusive, unless otherwise determined by the Board.

3.6. Subject to the Company’s decision, each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Certificate of Incorporation, any agreement, any vote of shareholders or disinterested directors or insurance policy.

4. Eligible Participants:

4.1. Subject to any restriction imposed by applicable law, the following persons may be eligible Participants, as determined by the Committee: (i) employees and contractors of the Company or any Subsidiary, (ii) any member of the Board or (iii) consultants of the Company or any Subsidiary; provided, however, that (A) Section 102(b) Awards and Other Section 102

Awards shall be granted only to an employee or a member of the Board of the Company or any Subsidiary, who is a resident of the State of Israel and who is not a Controlling Shareholder prior to and/or after the grant of Awards, and provided further, that such a Subsidiary is an “employing company” within the meaning of Section 102(a) of the Tax Ordinance; (B) Section 3(i) Awards shall be granted to any person or entity that is a resident of the State of Israel and is not entitled to Section 102(b) Awards and/or Other Section 102 Awards; and (C) Notwithstanding any provisions to the contrary herein, ISOs shall be granted only to an individual who is an employee of the Company or any Subsidiary on the date of grant of such ISO.

4.2. The grant of an Award to a Participant hereunder, in and of itself, shall neither entitle such Participant to participate, nor disqualify him from participating, in any other grant of Awards pursuant to this Plan or any other share incentive or share option plan maintained by the Company or any of its related companies.

4.3. In the case of ISOs, Options shall not be considered ISOs to the extent that the Fair Market Value of the Shares with respect to which such Options are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other plans of the Company and any parent or Subsidiary of the Company), exceeds US$100,000. For purposes of this Section 4.3, ISOs shall be taken into account in the order in which they were granted and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted. The option is non-transferable and must be granted within 10 years of the earlier of adoption or shareholder approval, the option must be exercisable only within 10 years of grant, the option exercise price must equal or exceed the fair market value of the underlying stock at the time of grant, the employee must not, at the time of grant, own stock representing more than 10% of voting power of all stock outstanding, unless the option exercise price is at least 110% of the fair market value and the option is not exercisable more than five (5) years from the time of the grant.

5. Trustee:

5.1. Section 102(b) Awards that are granted under the Plan, any Shares issued upon exercise or vesting of such Awards (including such shares of Restricted Stock) and other shares (including bonus shares) received subsequently following any realization of rights resulting from Section 102(b) Awards and/or from Shares issued upon exercise or vesting of Section 102(b) Awards (including such shares of Restricted Stock and Restricted Stock Units), shall be issued to the Trustee. The Committee shall designate the Trustee, and shall be authorized to designate from time to time a new Trustee and replace either of them at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all Awards and Shares held by such Trustee at such time to its successor.

5.2. Upon receipt of an Award, the Participant will sign an applicable Award Agreement, or with respect to a Section 102(b) Award, such other document deemed necessary by the Committee and/or the Trustee, which shall be deemed as Participant’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Award, Share or other right granted to the Participant thereunder.

5.3. The Trustee and each such Participant shall comply with the Tax Ordinance, Section 102 and with the Trust Agreement.

5.4. The Trustee shall hold Section 102(b) Awards and/or any Shares issued upon exercise or vesting of such Awards (including such shares of Restricted Stock) and/or any other shares (including bonus shares) received subsequently following any realization of rights resulting from Section 102(b) Awards and/or from Shares issued upon exercise or vesting of Section 102(b) Awards (including such shares of Restricted Stock) in trust for the benefit of the Participant at least for the Lock-Up Period. Upon the expiration of the Lock-up Period and subject to any further period included in the Plan, or the applicable Award Agreement with the Participant, , the Trustee may release Section 102(b) Awards and/or the Shares issued upon exercise of such Awards (including such shares of Restricted Stock) and/or any other shares (including bonus shares) received subsequently following any realization of rights resulting from Section 102(b) Awards and/or from Shares issued upon exercise or vesting of Section 102(b) Awards (including such shares of Restricted Stock) to Participant only after (i) the receipt by the Trustee of an acknowledgment from the Income Tax Authority that the Participant has paid any applicable tax due pursuant to the Tax Ordinance and Section 102, or (ii) the Trustee withholds any applicable tax due pursuant to the Tax Ordinance and Section 102.

Notwithstanding the foregoing, in the event a Participant shall elect to release the said Section 102(b) Awards and/or the Shares (including such shares of Restricted Stock) prior to the expiration of the Lock-up Period, the sanctions under Section 102 shall apply to and shall be borne solely by such Participant.

5.5. Until the Public Trading Date or the release of the Shares from the Trustee (including such shares of Restricted Stock held by the Trustee), whichever is earlier, the Trustee shall not use the voting rights vested in such Shares and shall not exercise such rights in any way whatsoever, unless it is instructed to do so in writing by any of the Participants, in which event, the Trustee shall use the voting rights vested in the Participant’s Shares according to the majority vote of the shareholders of Ordinary Shares of the Company. Upon the earlier of: (i) the Public Trading Date; or (ii) the release of the Shares from the Trustee, and thereafter, the Trustee shall not use the voting rights vested in such Shares and shall not exercise such rights in any way whatsoever, provided that, if the right to vote any Share is held by the Trustee pursuant to Section 102, then upon the Participant’s request, the Trustee shall execute a proxy in such form as may be prescribed by the Company for the benefit of the Participant, all in accordance with the provisions of Section 102.

6. Reserved Shares:

6.1. The aggregate number of Shares which may be (i) issued upon exercise of Options under the Plan and vesting of Restricted Stock Units under the Plan, (ii) awarded in the form of Restricted Stock issued under the Plan; and (iii) available for sale under the Saifun Semiconductors Ltd. 2005 Employee Stock Purchase Plan, collectively referred to as the “Aggregate Number of Shares”), shall not exceed fifteen million (15,000,000) shares.1 The

[1]

As of the closing of the transactions contemplated by the Merger Agreement, an aggregate of 2,560,408 ordinary shares of Saifun Semiconductors Ltd. (“Saifun”) were available for future Awards under the Plan and 2,122,612 ordinary shares of Saifun were subject to Awards then outstanding under the Plan, which, after giving effect to the exchange ratios set forth in the Merger Agreement, converted to 2,564,368 shares of Spansion common stock that were available for future Awards under the Plan and 4,360,869 shares of Spansion common stock that were subject to Awards then outstanding under the Plan.

Shares issuable upon exercise or vesting of Awards may be previously authorized but unissued shares, issued shares that are subsequently reacquired (treasury shares), Repurchased Shares (as defined in Section 11 below) or shares previously issued to a trustee for the purpose of employee benefit plans of the Company. Any Shares under the Plan, in respect of which the right hereunder of a Participant to purchase the same shall for any reason terminate, become cancelled, expire or otherwise cease to exist, including Repurchased Shares repurchased by the Company or on its behalf, shall again be available for grant through Awards under the Plan. Furthermore, Shares subject to Awards which are adjusted pursuant to Section 13.1 and become exercisable with respect to shares of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder, subject to the share limit set forth in this Section 6.1. Shares which are actually or constructively delivered by the Participant or withheld by the Company upon the exercise of an Option, vesting of a Restricted Stock Unit or issuance of Restricted Stock in payment of the exercise price thereof or tax withholding thereon may again be optioned, granted or awarded hereunder.

6.2. No person who is deemed by the Committee, in its sole discretion, to be a “covered employee” within the meaning of Section 162(m) of the Code shall be granted, in any calendar year, Awards covering the purchase of more than five hundred thousand (500,000) Shares (the “Annual Award Limit”); provided, however, that the foregoing limitation shall not apply prior to the Public Trading Date and, following the Public Trading Date, the foregoing limitation shall not apply until the earliest of: (i) the first material modification of the Plan (including any increase in the number of shares reserved for issuance under the Plan in accordance with Section 6.1); (ii) the issuance of all of the Shares reserved for issuance under the Plan; (iii) the expiration of the Plan; (iv) the first meeting of shareholders at which directors of the Company are to be elected that occurs after the close of the third calendar year following the calendar year in which the first registration of an equity security of the Company under Section 12 of the U.S. Securities Exchange Act of 1934 occurred; or (v) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.1. For purposes of this Section 6.2, to the extent required by applicable law, if an Award is canceled in the same fiscal year of the Company it was granted (other than in connection with a transaction described in Section 12), the canceled Award will be counted against the limit set forth in this Section 6.2. For this purpose, if the exercise price of an Award is reduced, the transaction shall be treated as a cancellation of the Award and the grant of a new Award.

6.3. All Shares issued upon exercise of an Option, shares underlying Restricted Stock Units once such units have vested and shares of Restricted Stock shall entitle the holder thereof to all of the rights and privileges of a shareholder of the Company in respect of such Shares, subject to the limitations set forth herein, including but not limited to the provisions of Section 11.3.4 with respect to shares of Restricted Stock.

7. Awards:

7.1. Awards may be granted at any time after the Plan has been approved by the Board, subject to obtaining all the necessary approvals from the Israeli Income Tax Authorities by the Company. The date of grant of each Award shall be the date such award is made and subject to the applicable law.

7.2. Each Award made pursuant to the Plan shall be evidenced by an applicable Award Agreement that shall state applicable terms and conditions, including the number of Shares covered thereby, the type of Award, the Section 102(b) Route Election under which the Award was granted, if applicable, the vesting date(s) for such Award, the Exercise Price, if applicable, the schedule on which such Shares may be paid for and such other terms and conditions as the Committee in its discretion may prescribe, provided that they are consistent with this Plan.

7.3. No Section 102(b) Award may be granted under this Plan to any eligible Participant, unless and until, the Company’s election of the type of Section 102(b) Award either as Section 102(b)(1) Award or as Section 102(b)(2) Award is appropriately filed with the Income Tax Authorities before the first date of grant of a Section 102(b) Award. Such Section 102(b) Route Election shall become effective beginning the first date of grant of a Section 102(b) Award under this Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Section 102(b) Awards. The Section 102(b) Route Election shall obligate the Company to grant only the type of Section 102(b) Award it has elected, and shall apply to all Participants who were granted Section 102(b) Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Tax Ordinance. For avoidance of doubt, it is clarified that such Section 102(b) Route Election shall be at the sole discretion of the Company. It is further clarified that such Section 102(b) Route Election shall not prevent the Company from granting Other Section 102 Awards simultaneously.

8. Exercise Price:

8.1. The Exercise Price with respect to an Award shall be as determined by the Committee, subject to any guidelines as may be determined by the Committee from time to time; provided, however, that such Exercise Price shall be not less than the nominal value of the Shares underlying the Award. Each Award Agreement shall contain the Exercise Price, if any, for Shares underlying the Award. Notwithstanding the foregoing, (i) in the case of an ISO (A) granted to an employee of the Company or any Subsidiary who, at the time of grant of such Option, is a Ten Percent Shareholder, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant, and (B) granted to any other employee of the Company or any Subsidiary, the Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant and (ii) in the case of Awards intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, such price shall not be less than 100% of the Fair Market Value of a Share on the date the Award is granted.

8.2. The Exercise Price of an Option shall be payable upon the exercise of the Option. The Committee, in its discretion, shall determine the acceptable form of consideration for exercising an Option, including the method of payment, subject to the restrictions contained in any applicable law. In making its determination as to the type of consideration to accept, the Committee shall consider if acceptance of such consideration may be reasonably expected to benefit the Company, provided however, that in the case of ISOs, any such determination shall be made by the Committee at the time of grant of the Option and shall be set forth in the terms of the Option Award Agreement or applicable notice of exercise form used under the Plan. Acceptable forms of consideration may include: (i) cash; (ii) check or wire transfer; (iii) consideration received by the Company under a cashless exercise program, adopted by the Committee in connection with the Plan; (iv) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable laws; or (v) any combination of the foregoing methods of payment.

9. Exercise of Options:

9.1. Options shall be exercisable pursuant to the terms under which they were granted and subject to the terms and conditions of this Plan; provided, however, that in no event shall an Option be exercisable after the earliest to occur of the following: (i) the expiration of ten (10) years from the date such Option was granted; (ii) in the event of the grant of an ISO to a Ten Percent Shareholder, the expiration of five (5) years from the date of grant; or (iii) the Expiration Date of the Option (as defined in the Option Award Agreement).

Unless the Committee provides otherwise, vesting of Options granted hereunder shall not be tolled during any unpaid leave of absence.

9.2. Prior to the expiration date of an Option, the Option may be exercised by the Optionee in whole or in part at any time or from time to time, provided the Option (or portion thereof) is vested and exercisable at such time; provided, further, that subject to the provisions of Section 10 below and except as otherwise determined by the Committee, the Optionee is an employee of, or is in the service of, the Company or any Subsidiary at all times during the period beginning with the granting of the Option and ending upon the date of exercise. An Option may not be exercised for a fraction of a Share.

9.3. An Option, or any part thereof, shall be exercisable by the Optionee’s signing and returning to the Company or its agent, at a place selected by the Company (and to the Trustee, where applicable), a notice of exercise in such form and substance as may be prescribed by the Company from time to time and in accordance with the requirements of applicable laws, including Section 102, if applicable. Such exercise shall be effective upon receipt of such notice by the Company or its agent at the prescribed place accompanied by payment (whether by cash, check or other method of payment acceptable to the Company) of the aggregate Exercise Price due with respect to such exercise. The notice shall specify the number of Shares with respect to which the Option is being exercised.

In the case of Section 3(i) Options, the notice of exercise form shall also be accompanied by payment of the aggregate withholding taxes due with respect to the exercised Shares.

9.4. Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option (or portion thereof) has not been exercised prior to its expiration date, such Option (or such portion thereof) and the right to acquire the Shares underlying the Option shall terminate and all interests and rights of the Optionee therein shall expire. In the event that in connection with the expiration of an Option any Shares are held in trust as aforesaid, such trust shall expire and the Trustee shall thereafter hold such Shares in an unallocated pool until instructed by the Company that some or all of such Shares are again to be held in trust for one or more Optionees.

9.5. Subject to the terms of the Plan, any Option Award Agreement may contain such other provisions, as the Committee may, from time to time, deem advisable.

9.6. Payment for Shares under an Option shall be in respect of a whole number of shares, shall be effected in cash or by a cashier’s or certified check payable to the order of the Company, or such other method of payment acceptable to the Company as determined by the Committee, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

9.7. Prior to exercise, an Optionee shall have none of the rights and/or privileges of a shareholder of the Company in respect to any Shares purchasable upon the exercise of any part of an Option nor shall an Optionee be deemed to be a shareholder or creditor of the Company under applicable law, including Sections 350 and 351 of the Israeli Companies Law.

9.8. Upon exercise of an Option, an Optionee shall have no shareholder rights until the Shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other shareholders’ right, for which the record date precedes the date of issuance of the Shares, except as provided in Section 12 hereof.

9.9. If any law or regulation requires the Company to take any action with respect to the Shares specified in the notice of exercise form before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

9.10. The Company shall not be required to issue or deliver any Shares (or any certificate or certificates for such Shares) purchased upon exercise of any Option (or portion thereof) or issue any Shares or Restricted Stock prior to the completion of any registration or other qualification of such Shares required under all applicable law, including U.S. federal, state or local law or Israeli law, or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, determine to be necessary or advisable.

10. Termination of Service:

10.1. Unless otherwise provided for in the Award Agreement, if a Participant’s employment or other service to the Company or any Subsidiary terminates, all Awards granted to the Participant which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Award Agreement, be exercised within three (3) months after the date of such termination (or such different period as the Committee shall prescribe), but in no event later than the expiration of the term of such Award as set forth in the Award Agreement. If the Award is not so exercised within the time specified herein, the Award shall terminate, and the Shares covered by the unexercised portion of such Award shall revert to the Plan. If, on the date of termination, the Participant is not vested as to his entire Award, the Shares covered by the unvested portion of the Award shall revert to the Plan.

10.2. In the event a Participant’s employment with or other service to the Company or any Subsidiary terminates as a result of the Participant’s Disability, the Participant may exercise his Award within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Award is vested on the date of termination (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Award shall remain exercisable for twelve (12) months following the Participant’s termination. If, after termination, the Participant does not exercise his Award within the time specified herein, the Award shall terminate, and the Shares covered by the unexercised portion of such Award shall revert to the Plan. If, on the date of termination, the Participant is not vested as to his entire Award, the Shares covered by the unvested portion of the Award shall revert to the Plan.

10.3. In the event a Participant’s employment with or other service to the Company or any Subsidiary terminates as a result of the Participant’s death, the Award may be exercised within such period of time as is specified in the Award Agreement (of at least six (6) months) to the extent the Award is vested on the date of termination (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement) by the Participant’s estate or by a person who acquires the right to exercise the Award by bequest or inheritance. In the absence of a specified time in the Award Agreement, the Award shall remain exercisable for twelve (12) months following the Participant’s termination. If, after termination, the Award is not exercised within the time specified herein, the Award shall terminate, and the Shares covered by the unexercised portion of such Award shall revert to the Plan. If, on the date of termination, the Participant is not vested as to his entire Award, the Shares covered by the unvested portion of the Award shall revert to the Plan.

10.4. Notwithstanding the foregoing, in the event a Participant’s employment or other service to the Company or any Subsidiary is terminated for Cause, all outstanding Awards granted to such Participant (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination, unless otherwise determined by the Committee, and the Shares covered by the unexercised portion of such Awards shall revert to the Plan.

10.5. For the purpose of this Section 10, termination of a Participant’s employment or other service with the Company or a Subsidiary, as applicable, shall be deemed to be effective upon the date designated by the Company or a Subsidiary as the last day the Participant’s active employment or other service with the Company or a Subsidiary and shall not be extended by any notice or similar period that may be required by applicable local law during which the Company may determine, at its sole option, that the Participant’s employment or other service is no longer active.

10.6. For the purpose of this Section 10, in the discretion of the Committee, a transfer of the Participant’s employment or other service between the Company and any Subsidiary shall not be deemed a termination of employment or service for purposes of the Plan; provided, however, that with respect to ISOs, the foregoing shall be subject to Section 422 of the Code.

11. Restricted Stock Award Rights.

11.1. Restricted Stock Awards may be granted to any eligible Participant either alone, in addition to, or in tandem with other Awards granted under the Plan and/or other Awards made outside of the Plan.

11.2. With respect to Restricted Stock Awards under this Section 11, the Committee may decide to appoint a trustee (the “Restricted Stock Trustee”), which shall act according to a trust agreement (the “Restricted Stock Trust Agreement”), in the form determined by the Committee and according to the provisions set forth hereunder.

11.3.1. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine (the “Restricted Period”). Certificates for shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. The Committee may decide (and require the Purchaser accordingly) for any reason, including for the purpose of complying with the requirements of any applicable law, to include in the Restricted Stock Award Agreement such provision, according to which during the Restricted Period: (i) the Restricted Stock shall be held in trust by the Trustee; and/or (ii) the certificates representing the Restricted Stock shall be held in escrow by an escrow agent appointed by the Committee, until all restrictions are removed or expired. In determining the Restricted Period of an Award and subject to the provisions of any applicable law, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on specified date(s) on or after the date of such Award or upon the achievement of certain performance goals or upon such other terms and conditions as it shall determine.

11.3.2. Unless the Committee determines otherwise and subject to the provisions of any applicable law, the Restricted Stock Award Agreement shall grant the Company and/or the Restricted Stock Trustee a repurchase option with respect to shares of Restricted Stock which are subject to restrictions, exercisable upon the voluntary or involuntary termination of the Purchaser’s service with the Company for any reason (including death or Disability), in accordance with the provisions of the Restricted Stock Trust Agreement, if applicable. Unless otherwise determined by the Committee and subject to the provisions of any applicable law, the purchase price for Restricted Stock repurchased pursuant to the Restricted Stock Purchase Agreement (“Repurchased Shares”) shall be the original price paid by the Purchaser. If the repurchase option is exercised by the Restricted Stock Trustee, the Repurchased Shares shall be held by the Restricted Stock Trustee for future grant under the Plan, as shall be instructed by the Committee.

11.3.3. The Committee shall have the authority to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock granted on such terms and conditions as the Committee shall deem appropriate.

11.3.4. A Purchaser shall be treated as a shareholder of the Company for all purposes, except that the rights of the Purchaser may be limited under the terms of his Restricted Stock Purchase Agreement. Notwithstanding the above, upon exercise of a Stock Purchase Right, the Purchaser shall have no shareholder rights until the shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other shareholders’ right, for which the record date precedes the date of issuance of the shares, except as provided in Section 12 hereof.

12. Restricted Stock Units

12.1. Restricted Stock Unit Awards may be granted to any eligible Participant either alone, in addition to, or in tandem with other Awards granted under the Plan and/or other Awards made outside of the Plan.

12.2. Prior to vesting of a Restricted Stock Unit Award, the Recipient shall have none of the rights and/or privileges of a shareholder of the Company in respect to any Shares underlying the Award nor shall he be deemed to be a shareholder or creditor of the Company under applicable law.

13. Adjustments:

13.1. Subject to Section 13.5, in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, in the Committee’s sole discretion affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:

13.1.1. the number and kind of Shares (or other securities or property including shares of Restricted Stock) with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Section 6.1 on the maximum number and kind of shares which may be issued and adjustments of the Annual Award Limit as detailed in Section 6.2),

13.1.2. the number and kind of Shares (or other securities or property) subject to outstanding Awards, and

13.1.3. the grant or Exercise Price with respect to any Award.

13.2. Subject to Section 13.5, in the event of any Change in Control or other event described in Section 13.1 which results in Shares or other securities of the Company being exchanged for or converted into cash, securities (including securities of another corporation) or other property, the Committee will have the right to terminate this Plan as of the date of the event or transaction, in which case all Options, Restricted Stock Units and/or Restricted Stock, as may be applicable, granted under this Plan shall become the right to receive such cash, securities or other property, net of any applicable exercise price.

13.3. Subject to Section 13.5, in the event of (i) any Change in Control, (ii) other event described in Section 13.1, (iii) any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate or (iv) of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, is authorized to take any one or more of the following actions or determinations, with respect to the

Awards, by action taken prior to the occurrence of the event, or at any other time, whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under this Plan, to facilitate such transactions or events, or to give effect to such changes in laws, regulations or principles:

13.3.1. that the Award shall be purchased for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or the realization of the Participant’s rights had such Award been currently exercisable or payable;

13.3.2. that the Award shall be replaced with other rights or property selected by the Committee in its sole discretion;

13.3.3. that the Award cannot be exercised after such event;

13.3.4. that, for a specified period of time prior to such transaction or event, such Award shall be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in this Plan or the provisions of such Award;

13.3.5. that upon such event, such Award shall be assumed by the successor corporation, or a parent or subsidiary thereof, or shall be substituted for by a similar Award covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

13.3.6. make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or in the terms and conditions of (including the Exercise Price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

13.3.7. that, for a specified period of time prior to such event, the restrictions imposed under any Award Agreement upon some or all of any Award may be terminated, and/or any Award may cease to be subject to repurchase by the Company after such event; and

13.3.8. that Awards may cease to be subject to the Company’s right of first refusal set forth in Section 14 after such event.

13.4. Subject to Section 13.5, the Committee may, in its discretion, include such further provisions and limitations in any Award Agreement or certificate, as it may deem equitable and in the best interests of the Company.

13.5. With respect to ISOs and Awards intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in this Section 13 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such Award to fail to so qualify under Section 162(m), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in a violation of Section 16 of the U.S. Securities Exchange Act of 1934.

14. Assignability, Transferability and Sale of Awards and/or Shares:

14.1. No Award may be sold, pledged, assigned, hypothecated or transferred other than by will or by the laws of descent and distribution, and during the Participant’s lifetime an Award may be exercised only by him. The terms of the Plan and the Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

14.2. Without derogating from the foregoing and subject to the provisions of Section 102, as long as Section 102(b) Awards and/or any Shares issued upon exercise or vesting of such Awards (including shares of Restricted Stock) are held by the Trustee on behalf of the Participant, all rights of the Participant with respect thereto are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or by the laws of descent and distribution.

14.3. Shares acquired upon exercise or vesting of an Award shall be subject to such restrictions on transfer as are generally applicable to ordinary shares of the Company, including without limitation any right of first refusal restriction, in accordance with the Company’s Certificate of Incorporation and Shareholders agreements, as amended from time to time.

15. Limitations Applicable to Section 16 Persons and Performance-Based Compensation

Notwithstanding any other provision of the Plan, the Plan and any Award granted to any individual who is then subject to Section 16 of the U.S. Securities Exchange Act of 1934, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the U.S. Securities Exchange Act of 1934 (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and the Awards awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Award intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

16. Term and Amendment of the Plan:

16.1. The Plan shall become effective upon its adoption by the Board of Saifun, but no Award shall be exercisable unless and until the shareholders of Saifun have approved the Plan. If the Plan is not approved by the shareholders of Saifun within twelve (12) months after the date the Plan is adopted by the Board of Saifun, the Plan and all Awards granted under the Plan shall become null and void.

Unless sooner terminated, the Plan shall expire on the tenth (10) anniversary of the date on which the Plan is adopted by the Board of Saifun or approved by the shareholders of Saifun, whichever is earlier.

16.2. The Board, at any time and from time to time, may terminate or amend the Plan provided, however, that no amendment may be made without shareholders’ approval to the extent such action would otherwise require shareholders’ approval as a matter of law, regulation or rule. In no event may any action of the Company alter or impair the rights of a Participant, without his consent, under any Award previously granted to him. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17. No Right to Continued Service:

Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Participant any right to continue in the employment or other service of the Company or any Subsidiary or interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to terminate the employment or other service of any Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment or services agreement between the Participant and the Company or any Subsidiary.

18. Inability to Obtain Authority:

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19. Non-Exclusivity of the Plan:

This Plan shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options and/or restricted stock otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20. Governing Law:

This Plan and all determinations made and actions taken pursuant hereto, with the exception of determinations necessarily governed by Section 102 of the Israeli Income Tax Ordinance, shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, United States of America, without giving effect to the principles of conflict of laws thereof.

21. Application of Funds:

The proceeds received by the Company from the sale of Shares pursuant to Awards granted under the Plan will be used for general corporate purposes of the Company or any related company thereof.

22. Tax Consequences:

22.1. All tax consequences that may arise from the grant or exercise of any Award, from the payment for Shares covered thereby, from the sale of such Shares or from any other event or act (of the Participant, the Company, any Subsidiary that employs or engages the Participant or the Trustee or the Restricted Stock Trustee) hereunder, shall be borne solely by the Participant. The Company, any Subsidiary or an affiliate of the Company and/or the Trustee, as applicable, shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. The Company and/or the Trustee shall not be required to release any Share certificate to a Participant until all required payments have been fully made.

The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring the Participant to pay to the Company or a Subsidiary the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Options or Shares held by on behalf of the Participant to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

Furthermore, the Participant shall agree to indemnify the Company, any Subsidiary that employs or engages the Participant, if applicable, and the Trustee and/or the Restricted Stock Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

22.2. At the discretion of the Committee, and in whole or partial satisfaction of tax withholding requirements, the Committee may require that the Company withhold the minimum amount of Shares otherwise issuable under an Award having a Fair Market Value in an amount not to exceed the approximate sums necessary to pay the tax withholding based on the minimum statutory withholding rates for applicable tax purposes.

22.3. With regard to Section 102(b) Awards, to the extent Section 102 and/or the Assessing Officer’s approval require the Plan to contain specified provisions in order to qualify the Awards for preferential tax treatment, such provisions shall be deemed to be stated in this Plan and to be an integral part hereof.

22.4. With regard to Other Section 102 Awards, in the event a Participant’s employment with or other serve to the Company or any Subsidiary terminates, the Participant shall be obligated to provide the Company and/or its Subsidiary (as the case may be), with a security or guarantee, in the degree and manner satisfactory to the Company and/or its Subsidiary, to cover any future tax obligation resulting from the disposition of the Awards and/or the Shares acquired thereunder (including Restricted Stock), all in accordance with Section 102.

23. Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Internal Revenue Code (“Section 409A”), the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A and related Department of Treasury guidance, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

24. Severability:

If any term or other provision of this Plan is determined to be invalid, illegal or incapable of being enforced by any applicable rule, regulation or law, the invalidity of such term or provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

25. Appendices; Subplans:

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of the law and procedures of a relevant jurisdiction. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding payment of Exercise Price; conversion of local currency; payroll tax; income tax withholding; tax reporting; and Share certificates that vary with local requirements; provided, however, that no such supplements, amendments or appendices shall increase the share limitations contained in Sections 6.1 and 6.2. The Committee may also adopt rules, procedures or subplans applicable to particular Subsidiaries. The rules of such subplans may take precedence over other provisions of the Plan, with the exception of Sections 6.1 and 6.2, but unless otherwise superseded by the terms of a subplan, the provisions of the Plan shall govern the operation of the subplan.

26. Unfunded Status of Awards:

The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

27. Interpretation:

Unless the context otherwise indicates, words expressed in the singular shall include the plural and vice versa and the use of the neuter, masculine, or feminine gender is for convenience only and shall be deemed to mean and include the neuter, masculine or feminine gender, as appropriate.

28. Headings:

Headings of sections herein are solely for convenience of reference, do not constitute a part hereof and shall not affect the meaning, construction or effect hereof.